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Exhibit 3

DURBAN ROODEPOORT DEEP. LIMITED

DEALING IN SECURITIES BY DIRECTORS

Surname:	Murray
First Name:	Ian Louis
Designation:	Director
Date of transaction:	04.11.2002
Price:	R30.49
Amount:	15,000
Class:	Ordinary
Nature:	Purchase
Interest:	Direct, Beneficial

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Exhibit 3
DURBAN ROODEPOORT DEEP. LIMITED DEALING IN SECURITIES BY DIRECTORS